FIRSTAR STELLAR FUNDS

                                 ("REGISTRANT")

                                   FORM N-SAR

                                FILE NO. 811-5762

                  FOR THE ANNUAL PERIOD ENDED OCTOBER 31, 2000

EXHIBIT INDEX

Sub-Item 77K:         Changes in Registrant's certifying accounts.
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Sub-Item 77K:         Changes in Registrant's certifying accounts.


On October 19, 2000, Arthur Andersen LLP resigned as the Funds' independent auditors. Arthur Andersen LLP's reports on the Funds' financial statements for the fiscal years ended November 30, 1999 and November 30, 1998 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Funds' fiscal years ended November 30, 1999 and November 30, 1998 and the interim period commencing December 1, 1999 and ending October 19, 2000, (i) there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds' financial statements for such years, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On October 19, 2000, the Fund by action of its Board of Trustees engaged PricewaterhouseCoopers LLP ("PwC") as the independent auditors to audit the Funds' financial statements for the 11-month fiscal period ending October 31, 2000. During the Funds' fiscal years ended November 30, 1999 and November 30, 1998 and the interim period commencing December 1, 1999 and ending October 19, 2000, neither the Fund or anyone on its behalf has consulted PwC on items which
(i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

Registrant has requested Arthur Andersen LLP to furnish it with a letter addressed to the Securities and Exchange Commission stating whether Arthur Andersen LLP agrees with the statements contained above. A copy of the letter from Arthur Andersen LLP to the Securities and Exchange Commission is filed as an exhibit hereto.


December 27, 2000

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C.  20549

Dear Sir/Madam:

We have read the Attachment to Item 77 included in the Form N-SAR for Firstar Stellar Treasury Fund, Firstar Stellar Ohio Tax-Free Money Market Fund, Firstar Stellar Growth Equity Fund, Firstar Stellar Relative Value Fund, Firstar Stellar International Equity Fund, Firstar Stellar Strategic Income Fund, and Firstar Stellar Science & Technology Fund to be filed with the Securities and Exchange Commission, and, we are in agreement with the statements contained therein.

Very truly yours,


/s/Arthur Andersen LLP
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ARTHUR ANDERSEN LLP


cc:  Ms. Cheryl King, Firstar Mutual Fund Services LLC